Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286387

PROSPECTUS

Tenon Medical, Inc.

5,673,550 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 5,673,550 shares of common stock, par value $0.001 per share, of Tenon Medical, Inc. (the “Selling Stockholder Shares”) by the selling stockholder identified in this prospectus (the “Selling Stockholder”), consisting of: (i) 2,445,700 shares of common stock issuable upon the exercise of Series C-1 Common Stock purchase warrants (the “Series C-1 Warrants”) purchased by the Selling Stockholder in a private placement transaction pursuant to the terms of a warrant exercise inducement offer letter agreement dated as of March 11, 2025 between us and the Selling Stockholder (the “Inducement Letter”); (ii) 1,222,850 shares of common stock issuable upon the exercise of Series C-2 Common Stock purchase warrants (the “Series C-2 Warrants” and together with the Series C-1 Warrants, the “Series C Warrants”) purchased by the Selling Stockholder in a private placement transaction pursuant to the terms of the Inducement Letter; (iii) 733,500 shares of common stock issuable upon the exercise of Series D common stock purchase warrants (the “Series D Warrants”) purchased by the Selling Stockholder in a private placement transaction pursuant to a securities purchase agreement (the “Series D Purchase Agreement”) dated March 25, 2025 related to the Series D Warrants and (iv) 1,271,500 shares of common stock issuable upon the exercise of Series E common stock purchase warrants (the “Series E Warrants” and together with the Series C Warrants and the Series D Warrants, the “Warrants”) purchased by the Selling Stockholder in a private placement transaction pursuant to a securities purchase agreement (the “Series E Purchase Agreement”) dated March 25, 2025 related to the Series E Warrants. The Series D Warrants and the Series E Warrants have five year terms and are exercisable at $2.00 per share.

We are filing this registration statement on Form S-1, of which this prospectus forms a part, to fulfill our contractual obligations to provide for the registration of the resale of the Selling Stockholder Shares by Selling Stockholder. See “Selling Stockholder” beginning on page 12 of this prospectus for more information about the Selling Stockholder. The registration of the shares of Selling Stockholder Shares to which this prospectus relates does not require the Selling Stockholder to sell any of their Selling Stockholder Shares.

We are not offering any Selling Stockholder Shares under this prospectus and will not receive any proceeds from the sale or other disposition of the Selling Stockholder Shares. However, we will receive the proceeds from any exercise of the Warrants for cash. See “Use of Proceeds” beginning on page 11 of this prospectus.

The Selling Stockholder identified in this prospectus, or its pledgees, assignees, donees, transferees or successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 13 of this prospectus for more information about how the Selling Stockholder may sell its Selling Stockholder Shares. The Selling Stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We have agreed, pursuant to the terms of the Inducement Letter, the Series D Purchase Agreement and the Series E Purchase Agreement to bear all of the expenses in connection with the registration of the Selling Stockholder Shares pursuant to this prospectus. The Selling Stockholder will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the Selling Stockholder Shares.

Our common stock is listed on The Nasdaq Capital Market under the symbol “TNON.” The last reported sale price of our common stock on The Nasdaq Capital Market on April 1, 2025 was $1.69 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

The date of this prospectus is April 15, 2025

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the placement agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Tenon,” the “Company,” the “registrant,” “we,” “our,” or “us” in this prospectus mean Tenon Medical, Inc.;

●	“year” or “fiscal year” means the year ending December 31st;

●	all dollar or $ references, when used in this prospectus, refer to United States dollars; and

Market Data

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not consider the effects of the worldwide coronavirus pandemic. Accordingly, those third-party projections may be overstated and should not be given undue weight. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. We are, however, liable for the information in the prospectus related to the market and industry data.

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

The Company

The Company was incorporated in the State of Delaware on June 19, 2012 and was headquartered in San Ramon, California until June 2021 when it relocated to Los Gatos, California. The Company is a medical device company that has developed The Catamaran™ SI Joint Fusion System (“The Catamaran System”) that offers a novel, less invasive approach to the sacroiliac joint (the “SI Joint”) using a single, robust, titanium implant for treatment of the most common types of SI Joint disorders that cause lower back pain. The Company received U.S. Food and Drug Administration (“FDA”) clearance in 2018 for The Catamaran System and is currently focused on the US market. Since the national launch of The Catamaran System in October 2022, the Company is focused on three commercial opportunities: 1) Primary SI Joint procedures, 2) Revision procedures of failed SI Joint implants and 3) SI Joint fusion adjunct to a spine fusion construct.

The Opportunity

We estimate that over 30 million American adults have chronic lower back pain. Published clinical studies have shown that 15% to 30% of all chronic lower back pain is associated with the SI-Joint. For patients whose chronic lower back pain stems from the Sacroiliac Joint (“SI-Joint”), our experience in both clinical trials and commercial settings indicates the system to be introduced by Tenon could be beneficial for patients who are properly diagnosed and screened for surgery by trained healthcare providers.

In 2019, approximately 475,000 patients in the United States were estimated to have received an aesthetic injection to temporarily alleviate pain emanating from the SI-Joint and/or to diagnose SI-Joint pain. Additionally, several non-surgical technologies have been introduced in the past 10 years to address patients who do not respond to conservative options, including systemic oral medications, opioids, physical therapy and injection therapy.

To date, the penetration of a surgical solution for this market has been relatively low (5-7%). We believe this is due to complex surgical approaches and suboptimal implant design of existing options. The penetration of this market with an optimized surgical solution is Tenon’s focus.

We believe the SI-Joint is the last major joint to be successfully addressed by the spine implant industry. Studies have shown that disability resulting from disease of the SI-Joint is comparable to the disability associated with a number of other serious spine conditions, such as knee and hip arthritis and degenerative disc disease, each of which has surgical solutions where an implant is used, and a multi-billion-dollar market exists.

The SI-Joint

The SI-Joint is a strong weight bearing synovial joint situated between the lumbar spine and the pelvis and is aligned along the longitudinal load bearing axis of the human spine when in an upright posture. It functions as a force transfer conduit where it transfers axial loads bi-directionally from the spine to the pelvis and lower extremities and allows forces to be transmitted from the extremities to the spine. It also provides load sharing between the hip and spine to contribute towards attenuation of impact shock and stress from activities of daily living.

The SI-Joint is a relatively immobile joint that connects the sacrum (the spinal segment that is attached to the base of the lumbar spine at the L5 vertebra) and the ilium of the pelvis. Each SI-Joint is approximately 2-4mm wide and irregularly shaped.

Motion of the SI-Joint features vertical shear and rotation. Although the rotational forces about the SI-Joint are relatively low, repetitive motions created by daily activities such as walking, jogging, twisting at the hips, and jumping can increase the stresses on the SI-Joint. If the SI-Joint is compromised through injury or degeneration, the load bearing and motion restraints from the surrounding anatomical structures of the SI-Joint will be compromised resulting in abnormal stress transfers across the joint to these structures, thereby further augmenting the degenerative cascade of the SI-Joint. Eventual pain and cessation of an individual’s normal activities due to a painful and unstable SI-Joint have led to an increase in the recent development of SI-Joint stabilization devices.

Non-Surgical Treatment of Sacroiliac Joint Disease

Several non-surgical treatments exist for suspected sacroiliac joint pain. These conservative steps often provide desired relief for the patient. Non-surgical treatments include:

●	Drug Therapy: including opiates and non-steroidal anti-inflammatory medications.

●	Intra-Articular Injections of Steroid Medications: which are typically performed by physicians who specialize in pain treatment or anesthesia.

●	Radiofrequency Ablation: or the cauterizing of the lateral branches of the sacral nerve roots.

When conservative steps fail to deliver sustained pain relief and return to quality of life, specific diagnostic protocols are utilized to explore if a surgical option should be considered.

Diagnosis

Historically, diagnosing pain from the SI-Joint was not routinely a focus of orthopedic or neurosurgery training during medical school or residency programs. Due to its invasiveness, post-operative pain, and muscle disruption along with a difficult procedure overall, the open SI-Joint fusion procedure was rarely taught in these settings.

The emergence of various SI-Joint surgical technologies has generated a renewed discussion of SI-Joint issues. Of particular focus is the diagnostic protocol utilized to properly select patients for SI-Joint surgery. Patients with low back pain typically start with primary care physicians who often refer to pain specialists. Here, the patient will undergo traditional physical therapy combined with oral medications (anti-inflammatory, narcotic, etc.). If the patient fails to respond to these steps the pain specialist may move to therapeutic injections of the SI-Joint. These injections may serve to lessen inflammation to the point that the patient is satisfied. However, the impact from these injections is often transient. In this case the patient is often referred to a clinician to determine if the patient may be a candidate for surgical intervention. A series of provocative tests in clinic, combined with a specific injection protocol to isolate the SI-Joint as the pain generator is then utilized to confirm the need for surgical intervention. Published literature has shown this technique to be a very effective step to determine the best treatment to alleviate pain.

Limitations of Existing Treatment Options

Surgical fixation and fusion of the SI-Joint with an open surgical technique was first reported in 1908, with further reports in the 1920s. The open procedure uses plates and screws, requires a 6 to 12-inch incision and is extremely invasive. Due to the high invasiveness and associated morbidity, the use of this procedure is limited to cases involving significant trauma, tumor, etc.

Less invasive surgical options along with implant design began to emerge over the past 15 years. These options feature a variety of approaches and implant designs and have been met with varying degrees of adoption. Lack of a standard and accepted diagnostic approach, complexity of approach, high morbidity of approach, abnormally high complication rates and inability to radiographically confirm fusion have all been cited as reasons for low adoption of these technologies.

Commercialization

Tenon initiated its national commercial launch of The Catamaran System in October 2022 to address what we believe is a large market opportunity. The Catamaran System includes instruments and implants designed to prepare and fixate the SI-Joint for fusion. The Catamaran System is distinct from other competitive offerings in the following ways:

●	Transfixes the SI-Joint

●	Inferior / Posterior Sacroiliac Fusion Approach

●	Reduced Approach Morbidity

●	Direct And Visualized Approach to the SI-Joint

●	Single Implant Technique

●	Insertion Trajectory Away from the Neural Foramen

●	Insertion Trajectory Away from Major Lateral Vascular Structures

●	Autologous Bone Grafting in the Ilium, Sacrum and Bridge

●	Radiographic Confirmation of Bridging Bone Fusion of the SI-Joint

The fixation device and its key features are shown below:

Key Features

“Pontoon” in the ilium

“Pontoon” in the sacrum

“Pontoons and Bridge” filled with autologous bone from drilling process

Leading edge osteotome creates defect and facilitates ease of insertion

The Catamaran System is a singular implant designed with several proprietary components which allow for it to be explicitly formatted to address the SI-Joint with a single approach and implant. This contrasts with several competitive implant systems that require multiple approach pathways and implants to achieve fixation. In addition, the inferior-posterior approach is designed to be direct to the joint and through limited anatomical structures which may minimize the morbidity of the approach. The implant features a patented dual pontoon open cell design which enables the clinician to pack the pontoons with the patient’s own autologous bone designed to promote bone fusion across the joint. The Catamaran System is designed specially to resist vertical shear and rotation of the joint in which it was implanted, helping stabilize the joint in preparation for eventual fusion.

The instruments we have developed are proprietary to The Catamaran System and specifically designed to transfix the SI-Joint and facilitate an inferior-posterior approach that is unique to the system.

Tenon also has developed a proprietary 2D placement protocol as well as a protocol for 3D navigation utilizing the latest techniques in spine surgery. These Tenon advancements are intended to further enhance the safety of the procedure and encourage more physicians to adopt the procedure.

In October 2022, we received Institutional Review Board (“IRB”) approval from WCG IRB for two separate Tenon-sponsored post market clinical studies of The Catamaran System. The approval by WCG allows designated Catamaran study centers to begin recruiting and enrolling patients into the clinical studies. The first approval from WCG IRB will support a prospective, multi-center, single arm post market study that will evaluate the clinical outcomes of patients with sacroiliac joint disruptions or degenerative sacroiliitis treated with The Catamaran System. Patients will be followed out to 24 months assessing various patient reported outcomes, radiographic assessments, and adverse events. The second prospective, multi-center, Catamaran study will evaluate 6-to-12-month radiographic outcomes to assess fusion of patients that have already undergone treatment with The Catamaran System. In addition, retrospective and prospective clinical outcomes will be evaluated. We anticipate completing enrollment by the end of the fourth quarter of 2025.

 Corporate Information

Our principal executive offices are located at 104 Cooper Court, Los Gatos, CA 95032. Our website address is www.tenonmed.com. The information included on our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

SUMMARY OF THE OFFERING

Shares of common stock offered by the Selling Stockholder:	Up to 5,673,550 shares of common stock, par value $0.001 per share, of Tenon Medical, Inc. by the Selling Stockholder, consisting of: (i) 2,445,700 shares of common stock issuable upon the exercise of the Series C-1 Warrants purchased by the Selling Stockholder in a private placement transaction pursuant to the Inducement Letter, at the exercise price of $1.25 per share and exercisable for five (5) years after the effective date of this registration statement; (ii) 1,222,850 shares of common stock issuable upon the exercise of the Series C-2 Warrants purchased by the Selling Stockholder in a private placement transaction pursuant to pursuant to the terms of the Inducement Letter, at the exercise price of $1.25 per share and exercisable for three (3) years after the effective date of this registration statement; (iii) 733,500 shares of common stock issuable upon the exercise of the Series D Warrants purchased by the Selling Stockholder in a private placement transaction pursuant to the Series D Purchase Agreement dated March 25, 2025 related to the Series D Warrants and (iv) 1,271,500 shares of common stock issuable upon the exercise of the Series E Warrants purchased by the Selling Stockholder in a private placement transaction pursuant to the Series E Purchase Agreement dated March 25, 2025 related to the Series E Warrants. The Series D Warrants and the Series E Warrants have five year terms and are exercisable at $2.00 per share.

Registration Rights:	Under the terms of the Inducement Letter, we agreed to file this registration statement with respect to the registration of the resale by the Selling Stockholder of the shares underlying the Series C Warrants by the 30th calendar day following the date of the Inducement Letter. Under the terms of the Series D Purchase Agreement, we agreed to file this registration statement with respect to the registration of the resale by the Selling Stockholder of the shares underlying the Series D Warrants by the 30th calendar day following the date of the Series D Purchase Agreement. Under the terms of the Series E Purchase Agreement, we agreed to file this registration statement with respect to the registration of the resale by the Selling Stockholder of the shares underlying the Series E Warrants by the 30th calendar day following the date of the Series E Purchase Agreement. In addition, we agreed to use commercially reasonable efforts to cause this registration statement to become effective within sixty (60) calendar days following the date of the Inducement Letter (or within 90 calendar days following the date hereof in case of “full review” of this registration statement by the SEC) and to keep this registration statement effective at all times until no holder of the Warrants owns any Warrants or Selling Stockholder Shares. See “Selling Stockholder” beginning on page 12 of this prospectus for more information about the Selling Stockholder. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholder to sell any of their Selling Stockholder Shares.

Use of Proceeds:	The Selling Stockholder will receive all of the proceeds from the sale of the Selling Stockholder Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Selling Stockholder Shares that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from any cash exercise of the Warrants. See “Use of Proceeds.” We intend to use the proceeds from the any cash exercise of the Warrants for working capital purposes.

Listing:	Our common stock and tradeable warrants (“Tradeable Warrants”) trade on The Nasdaq Capital Market under the symbols “TNON” and “TNONW,” respectively.

Risk Factors:	Your investment in shares of our common stock involves substantial risks. You should consider the “Risk Factors” included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our filings with the SEC.

Transfer Agent and registrar:	VStock Transfer, LLC.

Plan of Distribution:	The Selling Stockholder named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the Selling Stockholder Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholder may also resell the Selling Stockholder Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors relating to our company described below and incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2024, as well as the risks, uncertainties, and additional information set forth in other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

Risks Related to this Offering

An active trading market for our shares may not be sustained.

Although our shares are listed on The Nasdaq Stock Market LLC, the market for our shares has demonstrated varying levels of trading activity. The current level of trading may not be sustained in the future. The lack of an active market for our shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future. We currently have an equity financing facility with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which we may sell up to $10 million in shares of common stock to Lincoln Park, all of which are covered by an effective registration statement that we have filed with the SEC. As of the date of this prospectus, we have issued and sold 48,848 shares to Lincoln Park and may further sell up to 638,651 additional shares to Lincoln Park, although such sales cannot commence until September 11, 2025. As of April 4, 2025 we had 6,199,965 outstanding shares of common stock. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock and may impair our ability to raise additional capital through the sale of equity securities.

We have effected one for eight and a one for ten reverse stock splits in the last two years and we may not be able to cure a Nasdaq listing deficiency if our stock price falls below $0.32 per share.

Under Nasdaq rules, a reverse stock split taken together with all other reverse stock splits that are effected in a two year period that is in excess of one for two hundred fifty (1:250) will not be accepted by Nasdaq as a method to regain compliance with the Bid Price Rule. Since November 2, 2023, we have affected two reverse stock splits which collectively are considered to have a ratio of one for eighty (1:80). Therefore, until November 3, 2025, Nasdaq will may not accept additional reverse stock splits effected by us with a ratio greater than 1:3.125 as a method to regain compliance with the Bid Price Rule. Accordingly, until November 3, 2025, a reverse stock split acceptable to Nasdaq may not cure noncompliance with the Bid Price Rule if our stock was trading at or about $0.32 per share. If such an event were to occur, there is no certainty that any corporate action we could take or any event would occur that would result in an increase in our stock price necessary for us to regain compliance prior or allow for a reverse stock split with a ratio of 1:3.125 or less to result in compliance prior to a delisting of our common stock.

A delisting of our common stock and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

Purchasers of our common stock may incur immediate dilution.

Purchasers of shares of common stock in this offering may experience immediate and substantial dilution if the purchase price of the common stock paid by such purchasers is higher than the net tangible book value per share of the outstanding common stock. In addition, purchasers will experience dilution, which may be substantial, when we issue additional shares of common stock that we are permitted or required to issue under options, our stock equity incentive plans or other employee or director compensation plans.

Our Series A Preferred Stock and Series B Preferred Stock rank senior to our common stock.

Our Series A Preferred Stock and Series B Preferred Stock rank, with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights, senior to our common stock and each other class or series of securities now existing or hereafter authorized classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock and Series B Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights.

Conversion of Series A Preferred Stock, the Series B Preferred Stock or the exercise of the Tradeable Warrants, Note Warrants, the Series A Warrants, the Series B Warrants or the Warrants may cause significant dilution to our stockholders.

As of April 4, 2025, we have issued 256,968 shares of Series A Preferred Stock, which are convertible into 788,587 shares of common stock; 86,454 shares of Series B Preferred Stock, which are convertible into 108,074 shares of common stock; tradeable warrants with 250,000 underlying shares of common stock (the “Tradeable Warrants”); warrants issued with convertible notes with 5,625 underlying shares of common stock (the “Note Warrants”); Series A Warrants with 51,934 underlying shares of common stock (the “Series A Warrants”), Series B Warrants with 16,214 underlying shares of common stock (the “Series B Warrants”) and the Warrants with 5,673,550 underlying shares of common stock. The issuance of shares of common stock upon the conversion of such shares of preferred stock or exercise of any of such warrants would dilute the percentage ownership interest of holders of our common stock, dilute the book value per share of our common stock, and increase the number of our publicly traded shares, which could further depress the market price of our common stock.

In addition, the Series A Warrants, Series B Warrants and the Note Warrants contain weighted average anti-dilution provisions which, subject to limited exceptions, would increase the number of shares issuable upon exercise of such securities (by reducing the exercise price) in the event that we in the future issue common stock, or securities convertible into or exercisable to purchase common stock, at a price per share lower than the exercise price then in effect.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	Our ability to effectively operate our business segments;

●	Our ability to manage our research, development, expansion, growth, and operating expenses;

●	Our ability to evaluate and measure our business, prospects, and performance metrics;

●	Our ability to compete, directly and indirectly, and succeed in the highly competitive medical devices industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	Other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

THE WARRANT INDUCEMENT

On March 11, 2025, we entered into the Inducement Letter with the Selling Stockholder that had previously purchased warrants (the “Old Warrants”) from the Company on September 16, 2024. Pursuant to the Inducement Letter, the Selling Stockholder agreed to exercise for cash the Old Warrants to purchase an aggregate of 2,445,700 shares of common stock, at the exercise price of $1.25 per share in consideration for our agreement to issue (i) the Series C-1 Warrants to purchase up to an aggregate of 2,445,700 shares of Common Stock at an exercise price of $1.25 per share, which are exercisable for five years after the effective date of this registration statement and (ii) the Series C-2 Warrants to purchase up to an aggregate of 1,222,850 shares of Common Stock at an exercise price of $1.25 per share, which are exercisable for three years after the effective date of this registration statement. The transactions referred to above are collectively referred to as the “Warrant Inducement.” The offer and resale of the shares of common stock underlying the Old Warrants was registered pursuant to our registration statement on Form S-1 (File No. 333-283521).

The Company entered into a financial advisory agreement (the “Financial Advisory Agreement”) with A.G.P./Alliance Global Partners (“AGP”) to act as its financial advisor in connection with the transactions summarized above. Pursuant to the Financial Advisory Agreement, the Company will pay AGP a cash fee of 7% of the aggregate gross proceeds from the exercise of the Old Warrants. Additionally, the Company agreed to reimburse AGP for its documented accountable legal expenses up to $40,000.

In connection with the Warrant Inducement, we received aggregate gross proceeds of approximately $3 million (the “Warrant Inducement”). The Company intends to use the net proceeds for working capital and general corporate purposes.

Pursuant to the Inducement Letter, we agreed to file the registration statement related to this prospectus within thirty (30) calendar days following the date of the Inducement Letter and to use commercially reasonable efforts to cause such registration statement to become effective within sixty (60) calendar days from the date of the Inducement Letter (or within 90 calendar days if such registration statement is reviewed by the SEC). Pursuant to the Inducement Letter, the Company agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock equivalents or file any registration statement or any amendment or supplement to any existing registration statement, subject to certain exceptions, for a period of sixty (60) calendar days after the effectiveness of the registration statement related to this offering. Furthermore, the Company is also prohibited from entering into any agreement to issue Common Stock or Common Stock equivalents involving a variable rate transaction, subject to certain exceptions, for a six-month period commencing on March 12, 2025.

THE CONCURRENT PRIVATE PLACEMENTS

On March 25, 2025, we entered into the Series D Purchase Agreement with the Selling Stockholder, pursuant to which we issued to the Selling Stockholder (i) in a registered direct offering (x) 615,000 shares of our common stock at a purchase price of $2.00 per share and (y) pre-funded warrants to purchase up to 118,500 shares of Common Stock at $1.9999 per pre-funded warrant and (ii) in a concurrent private placement, the Series D Warrants. The Series D Warrants have five year terms and are exercisable at $2.00 per share. The offerings described above closed on March 26, 2025 and the Company received gross of approximately $1.46 million. The securities offered and sold under the registered direct offering were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-271648), which was declared effective by the SEC on May 17, 2023 (as amended from time to time, the “S-3 Registration Statement”). The Series D Warrants were issued in a concurrent private placement pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The shares underlying the Series D Warrants are part of the Selling Stockholder Shares being registered pursuant to the registration statement related to this prospectus.

On March 25, 2025, we also entered into the Series E Purchase Agreement with the Selling Stockholder, pursuant to which we issued to the Selling Stockholder (i) in a registered direct offering (x) 615,000 shares of our common stock at a purchase price of $2.00 per share and (y) pre-funded warrants to purchase up to 656,500 shares of Common Stock at $1.9999 per pre-funded warrant and (ii) in a concurrent private placement, the Series E Warrants. The Series E Warrants have five year terms and are exercisable at $2.00 per share. The offerings described in this paragraph closed on March 27, 2025, and the Company received gross of approximately $2.54 million. The securities offered and sold under the registered direct offering were offered by the Company pursuant to the S-3 Registration Statement. The Series D Warrants were issued in a concurrent private placement pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The shares underlying the Series E Warrants are part of the Selling Stockholder Shares being registered pursuant to the registration statement related to this prospectus.

AGP acted as the exclusive placement agent (the “Placement Agent”) on a “reasonable best efforts” basis, in connection with both registered direct offering and concurrent private placements referred to above pursuant to two placement agency agreements, each dated March 25, 2025 (the “Placement Agency Agreements”), and each by and between the Company and the Placement Agent. The placement Agent received pursuant to each Placement Agency Agreement, a cash fee of 7.0% of the aggregate gross proceeds paid to the Company for the securities sold in the respective offerings, pursuant to the Placement Agency Agreement with respect to the Series D Warrants, $10,000 in non-accountable expenses and reimbursement of certain out-of-pocket expenses up to a maximum of $50,000 and pursuant the Placement Agency Agreement with respect to the Series E Warrants, reimbursement of certain out-of-pocket expenses up to a maximum of $30,000.

USE OF PROCEEDS

The Selling Stockholder will receive all of the proceeds of the sale of the Selling Stockholder Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Selling Stockholder Shares that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Warrants. We currently intend to use these net proceeds for working capital and general corporate purposes.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the Selling Stockholder Shares to be sold by the Selling Stockholder pursuant to this prospectus. Other than registration expenses, the Selling Stockholder will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of Selling Stockholder Shares.

SELLING STOCKHOLDER

The Selling Stockholder Shares offered by the Selling Stockholder are those issuable to the Selling Stockholder upon exercise of the Warrants. For additional information regarding the issuance of the Series C Warrants, see “The Warrant Inducement” above. We are registering the Selling Stockholder Shares in order to permit the Selling Stockholder to offer the Selling Stockholder Shares for resale from time to time.

Except for as described in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and provides information regarding its beneficial ownership of shares of our common stock. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholder based on its ownership of shares of common stock and warrants, as of April 4, 2025, assuming exercise of the warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises. The third column lists the maximum number of shares of common stock being offered by this prospectus by the Selling Stockholder, also without regard to any limitations on exercises.

In accordance with the terms of the Inducement Letter, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the Warrants, determined as if the outstanding Series C Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Series C Warrants, the Selling Stockholder may not exercise the Common Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold in this Offering(2)	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(2)
Armistice Capital, LLC(3)	5,695,800	(1)	5,673,550	22,250	*	%

*	Less than 1%

(1)	Consists of 5,673,550 shares of our common stock underlying the Warrants, and 22,250 shares underlying warrants issued to the Selling Stockholder in June 2023 in a public offering.
(2)	The Warrants are subject to a beneficial ownership limitation of 4.99%, which in each case restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The number of shares set forth in the above table does not reflect the application of this limitation.
(3)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering the Selling Stockholder Shares issuable to the Selling Stockholder upon the exercise of the Series C Warrants to permit the resale of such shares of common stock by such Selling Stockholder from time to time pursuant to this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the Selling Stockholder Shares. We will bear all fees and expenses incident to our obligation to register such shares of common stock.

The Selling Stockholder of the shares of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The financial statements of Tenon Medical, Inc. as of and for the years ended December 31, 2024 and 2023 have been incorporated by reference in this prospectus in reliance upon the report of Haskell & White LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.tenonmed.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 26, 2025;

●	Our Current Reports on Form 8-K, filed March 12, 2025, March 27, 2025 and March 28, 2025;

●	the description of our common stock contained in the Registration Statement on Form 8A12B (File No. 001-41364) relating thereto, filed on April 26, 2022, including any amendment or report filed for the purpose of updating such description; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Tenon Medical, Inc.

Attn: Chief Financial Officer

104 Cooper Court

Los Gatos, California 95032

Telephone: (408) 649-5760

Tenon Medical, Inc.

5,673,550 Shares of Common Stock

PROSPECTUS

April 15, 2025